Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Angela D. Toppi

Executive Vice President & CFO

atoppi@trans-lux.com

203.642.5903

TRANS-LUX REPORTS THIRD QUARTER RESULTS

NORWALK, CT, November 18, 2011 – Trans-Lux Corporation (OTC: TNLX), a leading supplier of programmable electronic information displays and next generation LED lighting, today reported financial results for the third quarter ended September 30, 2011.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Third Quarter 2011

Revenues for the third quarter 2011 remained level with the third quarter 2010 at $7.1 million.  Trans-Lux recorded a loss from continuing operations for the third quarter of $1.9 million (-$0.79 per share), compared with a loss from continuing operations of $1.2 million (-$0.50 per share) in the third quarter of 2010.  The 2011 third quarter loss includes an $0.8 million charge to the reserve for obsolete inventory, while last year’s third quarter loss included a $1.0 million restructuring charge and a $0.5 million charge to write-off engineering software.  The Company incurred negative EBITDA from continuing operations of $0.3 million, compared with positive EBITDA from continuing operations of $0.5 million in 2010.  Without the charge to the reserve for obsolete inventory in 2011 and the restructuring charge and write-off in 2010, EBITDA from continuing operations would have been a positive $493,000 for the three months ended September 30, 2011, compared to a positive $540,000 for the three months ended September 30, 2010.  The Company continues to reduce operating costs and in the third quarter of 2011 outsourced the human resources department and benefits.  The 2010 restructuring costs consist of employee severance pay, facility closing costs representing primarily lease termination and asset write-off costs, and other fees directly related to the restructuring plan.

“The third quarter results reflect level revenues, but a continued improvement in our gross margins,” said Mr. Allain.  “In the fourth quarter, we began to deliver our new LED lighting products and successfully completed our financial restructuring, which gives us the ability to further our investment in the next generation of LED signage and lighting solutions and position us for long-term growth.”

Nine Months Ended September 30, 2011

Trans-Lux reported revenues for the nine-month period ended September 30, 2011 of $17.1 million, down from $18.7 million for the nine-month period ended September 30, 2010.  Trans-Lux incurred a loss from continuing operations of $5.2 million (-$2.14 per share) during the first nine months of 2011, versus the $5.3 million loss from continuing operations (-$2.16 per share) reported for the same nine-month period in 2010.  This year’s loss includes an $0.8 million charge to the reserve for obsolete inventory and last year’s loss included the $1.0 million restructuring charge and the $0.5 million charge to write-off engineering software.  The Company incurred negative EBITDA from continuing operations of $574,000, compared with negative EBITDA from continuing operations of $41,000 during the same nine-month period in 2010.  Without the charge for obsolete inventory in 2011 and the restructuring charge and write-offs in 2010, EBITDA from continuing operations would have been a positive $226,000 for the nine months ended September 30, 2011 compared with a positive $1.5 million for the nine months ended September 30, 2010.

About Trans-Lux
Trans-Lux Corporation is a leading designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets.  With a comprehensive offering of LED Large Screen Systems, Fair-Play branded Scoreboards, and Trans-Lux Energy LED lighting solutions, Trans-Lux delivers comprehensive digital signage solutions for any size venue’s indoor and outdoor display needs.  For more information, please visit our web site at www.trans-lux.com.

(Table of Operations attached)

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances.  These forward-looking statements will be estimates and may or may not be realized by the Company.  The Company undertakes no duty to update such forward-looking statements.  Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

TRANS-LUX CORPORATION

RESULTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In thousands, except per share data)	2011	2010	2011	2010

Revenues	$ 7,117	$ 7,079	$ 17,124	$ 18,738

Loss from continuing operations	(1,926)	(1,230)	(5,227)	(5,255)
Loss from discontinued operations	(224)	-	(224)	-
Net loss	$ (2,150)	$ (1,230)	$ (5,451)	$ (5,255)

Calculation of EBITDA:
Net loss from continuing operations	$ (1,926)	$ (1,230)	$ (5,227)	$ (5,255)
Interest expense, net	416	380	1,140	1,163
Income tax expense	7	14	21	42
Depreciation and amortization	1,196	1,313	3,492	4,009
Total EBITDA from continuing operations (1)	$ (307)	$ 477	$ (574)	$ (41)
Effect of discontinued operations	(224)	-	(224)	-
Total EBITDA (1)	$ (531)	$ 477	$ (798)	$ (41)

Loss per share – basic and diluted:
Continuing operations	$ (0.79)	$ (0.50)	$ (2.14)	$ (2.16)
Discontinued operations	(0.09)	-	(0.09)	-
Total loss per share	$ (0.88)	$ (0.50)	$ (2.23)	$ (2.16)

Average common shares outstanding - basic and diluted	2,443	2,443	2,443	2,434

(1)  EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.